Exhibit 10.15: Form of Executive Split Dollar Life Insurance Agreements between Newport Federal Savings Bank and Carol R. Silven, Ray D. Gilmore, II, Kevin M. McCarthy and Bruce A. Walsh

Newport Federal Savings Bank entered into executive split dollar life insurance agreements with Messrs. Gilmore, McCarthy and Walsh and Ms. Silven which are substantially identical in all material respects (except as noted below) as the attached Form of Executive Split Dollar Life Insurance Agreement.

Parties to Supplemental Executive Retirement Agreement:

Newport Federal Savings Bank and Carol R. Silven (1)

Newport Federal Savings Bank and Ray D. Gilmore, II (2)

Newport Federal Savings Bank and Kevin M. McCarthy (3)

Newport Federal Savings Bank and Bruce A. Walsh (4)

(1)	Ms. Silven’s Executive Split Dollar Life Insurance Agreement is substantially identical to Exhibit 10.15 except as to the amount of the death benefit, which is $ , (plus the cash asset value of the life insurance policy) if actually employed at the time of her death or the lesser of $ , or the total cash proceeds less the cash value of her insurance policy if retired with 10 years of service at the Bank at the time of her death.

(2)	Mr. Gilmore’s Executive Split Dollar Life Insurance Agreement is substantially identical to Exhibit 10.15 except as to the amount of the death benefit, which is $100,000.00, (plus the cash asset value of the life insurance policy) if actually employed at the time of his death or the lesser of $100,000.00, or the total cash proceeds less the cash value of his insurance policy if retired with 10 years of service at the Bank at the time of his death.

(3)	Mr. McCarthy’s Executive Split Dollar Life Insurance Agreement is substantially identical to Exhibit 10.15 except as to the amount of the death benefit, which is $100,000.00, (plus the cash asset value of the life insurance policy) if actually employed at the time of his death or the lesser of $150,000.00, or the total cash proceeds less the cash value of his insurance policy if retired with 10 years of service at the Bank at the time of his death.

(4)	Mr. Walsh’s Executive Split Dollar Life Insurance Agreement is substantially identical to Exhibit 10.15 except as to the amount of the death benefit, which is $60,000.00, (plus the cash asset value of the life insurance policy) if actually employed at the time of his death or the lesser of $50,000.00, or the total cash proceeds less the cash value of his insurance policy if retired with 10 years of service at the Bank at the time of his death.

Exhibit 10.15

FORM OF

EXECUTIVE SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS AGREEMENT, made and entered into this ___ day of ____________ 200_, by and among Newport Federal Savings Bank (hereinafter referred to as the “Bank”), a Bank organized and existing under the laws of Rhode Island, and ___________________ (hereinafter referred to as the “Executive”).

WHEREAS, the Executive has performed his/her duties in an efficient and capable manner; and

WHEREAS, the Bank is desirous of retaining the services of the Executive; and

WHEREAS, the Bank is desirous of assisting the Executive in paying for life insurance on his/her own life; and

WHEREAS, the Bank has determined that this assistance can best be provided under a “split-dollar” arrangement; and

WHEREAS, the Bank and the Executive have applied for insurance policy(ies) on the Executive’s life; and

WHEREAS, the Bank and the Executive agree to make said insurance policy subject to this split-dollar agreement; and

WHEREAS, it is now understood and agreed that this split-dollar agreement is to be effective as of the date on which the Policy was issued;

NOW, THEREFORE, for value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Definitions

a) “Split Dollar Insurance Benefit” means the life insurance benefit payable to the Executive’s beneficiary in an amount as shown on Schedule A.

2.	Allocation of Premiums

a) The Executive will pay that portion of the annual premiums due on the Policy that is equal to the lesser of (a) the amount of the entire economic benefit (including any economic benefit attributable to the use of Policy dividends) that would be taxable to the Executive but for such payment, or (b) the amount of the premium due on the policy. The Bank will pay the remainder of the premium. The economic benefit that would be taxable to the Executive will be computed in accordance with IRS Revenue Rulings 64-328, 1964-2 C.B. 11, and 66-110, 1966-1 C.B. 12, as in effect on the effective date of this agreement.

3.	Payment of Premiums

a) Any premium or portion thereof which is payable by the Executive under any Article of this agreement may at the election of the Executive be deducted from the cash compensation otherwise payable to the Executive and the Bank agrees to transmit that premium or portion, along with any premium or portion thereof payable by it, to the Insurance Company on or before the premium due date.

4.	Rights in the Policy

a) The Bank is the owner of any insurance policy, with the insured having only the right to name a beneficiary for any split dollar insurance benefit.

b) Upon the death of the Executive while this agreement is in force, the Executive’s named beneficiary will be entitled to receive from the Policy proceeds an amount equal to the Split Dollar Death Benefit. The remainder of the Policy Proceeds will be paid to Bank. Within 60 days after the death of the Executive, the Bank will provide to the Insurance Company a written statement indicating the amount of the Policy proceeds which it is entitled to receive.

5.	Death Proceeds

a) Upon the death of the Executive while actively employed, the Executive’s designated beneficiary shall receive the Split Dollar Insurance Benefit per Schedule A.

b) If the Executive retires or his/her employment with the Bank is otherwise terminated, other than for cause, and if the Executive has been employed by the Bank for at least Ten (10) Years, then the Split Dollar Insurance Benefit is payable at death in an amount per Schedule A.

c) If the Executive terminates employment without having been employed by the Bank for at least the Ten (10) Years, then the Executive will not be entitled to any payments hereunder.

d) If the Executive is terminated for cause, then the Executive and his/her beneficiary will not be entitled to any payments hereunder. Termination for Cause shall mean the Employee’s deliberate dishonesty with respect to the Bank or any subsidiary or affiliate thereof; conviction of a crime involving moral turpitude; or gross and willful failure to perform [other than on account of a medically determinable disability which renders the Employee incapable of performing such services] a substantial portion of the Employee’s duties and responsibilities as an officer of the Bank, which failure continues for more than thirty days after written notice given to the Employee pursuant to a two-thirds vote of all of the members of the Board then in office, such vote to set forth in reasonable detail the nature of such failure or for good reason (good reason shall mean (1) a reduction in the Employee’s annual base salary as in effect on the date hereof; or (2) a significant diminution in the nature or scope of the Employee’s responsibilities, authorities, powers, functions or duties; or (3) a material breach by the Bank of any of the provisions of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from the Employee to the Bank specifying the nature of such failure or breach).

6.	Miscellaneous Provisions

a) Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

b) This instrument contains the entire Agreement of the parties. It may be amended only by a writing signed by both of the parties hereto.

c) This Agreement shall be governed and construed in accordance with the law of the State of Rhode Island.

7.	Liability of Insurers

The insurers are not parties to this Agreement. With respect to any Policies of insurance issued pursuant to this Agreement, the insurers shall have no liability except as set forth in the Policies. Such insurers shall not be bound to inquire into or take notice of any of the covenants herein contained as to Policies of life insurance, or as to the application of the proceeds of such Policies.

The insurers shall be discharged from all liability in making payments of the proceeds and in permitting rights and privileges under the policies to be exercised to the provisions of the Policies.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Bank by its duly authorized officer, on the day and year first above written.

(L.S.)
Executive

(L.S.)
Bank Officer

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